Exhibit 99.1

StockerYale, Inc. Announces Revised Second Quarter 2008 Financial Results

SALEM, N.H. — July 25, 2008 — StockerYale, Inc. (NASDAQ: STKR) (“StockerYale”), a leading designer and manufacturer of structured light lasers, LED modules and specialty optical fibers for industrial OEMs, medical and defense markets, today announced corrected financial results for its second fiscal quarter ended June 30, 2008. The corrected financial results reflect the addition of $160,000 in costs incurred in connection with the Company’s proposed acquisition of Virtek Vision International, Inc. The Company had previously issued a press release announcing its results for the second fiscal quarter on the afternoon of July 24, 2008. Such expenses only became known to the Company on the evening of July 24, 2008. As such, operating expenses, operating loss, net income and EBITDA are amended to include such amounts. The Adjusted EBITDA loss of $106,000 is not affected by the correction. Updated financial tables are included in this announcement.

About StockerYale, Inc.

StockerYale, Inc., headquartered in Salem, New Hampshire, is an independent designer and manufacturer of structured light lasers, LED modules, and specialty optical fibers for industry leading OEMs. In addition, the company manufactures fluorescent lighting products and phase masks. The Company serves a wide range of markets including the machine vision, industrial inspection, defense, telecommunication, sensors, and medical markets. StockerYale has offices and subsidiaries in the U.S., Canada, and Europe. For more information about StockerYale and their innovative products, visit the Company’s web site at www.stockeryale.com

Safe Harbor Statement

This release contains forward-looking statements, which address a variety of subjects including, for example, bookings, backlog and revenues expected to be incurred or recognized in the second quarter and the remained of fiscal 2008, the further execution of StockerYale’s strategic business plan and impact of that plan, prospects for growth, projected revenue from new business engagements, the strength of StockerYale’s sales momentum and pipeline, the expected impact of strategic initiatives and financial performance and the expected benefits of the cost cutting initiatives. All statements other than statements of historical fact, including without limitation, those with respect to StockerYale’s goals, plans, expectations and strategies set forth herein, are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: StockerYale’s success, including its ability to improve its cash position, expand its operations and revenues, lower its costs, improve its gross margins, become and sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology and medical industries; demand for our clients’ products; StockerYale’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; StockerYale may not be able to expand its operations in accordance with its business strategy; StockerYale’s cash balances may not be sufficient to allow StockerYale to meet all of its business and investment goals; StockerYale may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; StockerYale derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage StockerYale’s financial condition and results of operations; StockerYale frequently sells to its customers on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; and increased competition and technological changes in the markets in which StockerYale’ competes. For a detailed discussion of cautionary statements that may affect StockerYale’s future results of operations and financial results, please refer to StockerYale’s filings with the Securities and Exchange Commission, including StockerYale’s most recent Annual Report on Form 10-KSB and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Investor Relations Contact:

The Piacente Group, Inc. (Investor Relations Counsel)

Sanjay M. Hurry

T: 212-481-2050

sanjay@tpg-ir.com

Use of Non-GAAP Financial Measures

The Company provides non-GAAP financial measures, such as EBITDA, to complement its consolidated financial statements presented in accordance with GAAP. Non-GAAP financial measures do not have any standardized definition and, therefore, are unlikely to be comparable to similar measures presented by other reporting companies. These non-GAAP financial measures are intended to supplement the user’s overall understanding of the Company’s current financial and operating performance and its prospects for the future. Specifically, the Company believes the non-GAAP results provide useful information to both management and investors by identifying certain expenses, gains and losses that, when excluded from the GAAP results, may provide additional understanding of the Company’s core operating results or business performance, which management uses to evaluate financial performance for purposes of planning for future periods. However, these non-GAAP financial measures are not intended to supersede or replace the Company’s GAAP results.

The Company uses EBITDA (earnings before interest, taxes, depreciation and amortization) as a non-GAAP financial measure in this press release. A reconciliation of EBITDA to the operating loss before discontinued operations for the second quarter of 2008 is as follows:

	Three Months Ended June 30
	2008	2007
Net Loss	$(2,290)	$(2,150)
Income from discontinued operations	(2)	(42)
Plus
Interest expense (net)	386	393
Depreciation	516	481
Intangible asset amortization	295	310
Stock based compensation	286	104
Asset Impairment	36	—
Taxes	(62)	(53)
Amortization of Debt Discount & Financing Costs	391	555

EBITDA (loss)	$(444)	$(402)
Acquisition related charges	313	—
Machine shop charges / other	25	—

Adjusted EBITDA (loss)	$(106)	$(402)

Consolidated Statements of Operations

($ In thousands except share and per share data)

	Three Months Ended June 30,
	2008	2007
Net Sales	$8,547	$6,950
Cost of Sales	5,643	4,658

Gross Profit	2,904	2,292

Research & Development Expenses	827	814
Selling, General & Administrative Expenses	3,323	2,465
Amortization of Intangible Assets	295	310
Asset Impairment	36	—

Operating Loss	(1,577)	(1,297)

Interest & Other Income/(Expense)	(82)	(105)
Amortization of Debt Discount & Financing Costs	391	555
Interest Expense	304	288

Loss before taxes from Continuing Operations	(2,354)	(2,245)
Tax benefit	(62)	(53)

Net Loss from Continuing Operations	(2,92)	(2,192)
Income from Discontinued Operations	2	42

Net Loss	$(2,290)	$(2,150)

Loss Per Share from Continuing Operations	$(0.06)	$(0.06)
Loss Per Share from Discontinued Operations	$(0.00)	$(0.00)

Net Loss Per Share	$(0.06)	$(0.06)

Weighted Average Shares Outstanding	37,584,777	34,265,521

Consolidated Condensed Balance Sheets

	June 30, 2008	December 31, 2007
ASSETS
Current Assets	$11,317	$10,775
Property, Plant & Equipment, Net	9,450	10,464
Other Assets	12,351	12,799

Total Assets	$33,118	$34,038

LIABILITIES AND STOCKHOLDERS EQUITY
Current Liabilities	$12,967	$8,269
Long Term Debt	8,578	11,864
Long Term Lease and Other Liabilities	4,215	4,406
Stockholders Equity	7,358	9,499

Total Liabilities & Stockholders Equity	$33,118	$34,038

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